BOVIE MEDICAL CORPORATION ANNOUNCES SETTLEMENT OF LITIGATION WITH SALIENT SURGICAL AND MEDTRONIC

Melville, New York, January 24, 2011 - Bovie Medical Corporation (the “Company”) (NYSE Amex: BVX), a manufacturer and marketer of electrosurgical products, today announced a settlement to the June 10, 2010, action brought by Salient Surgical Technologies, Inc. and Medtronic, Inc. against the Company. In the complaint, the Plaintiffs alleged that the sale and use of the Company’s SEER™ (Saline Enhanced Electrosurgical Resection) fluid-assisted electrosurgical device infringed on a patent owned by Medtronic and licensed to Salient.

The settlement calls for Bovie to immediately exit the monopolar and bipolar saline-enhanced RF device business (including Bovie’s SEER™ and BOSS™) worldwide, and to acknowledge the validity and enforceability of Medtronic’s patent in the U.S. and Europe, through February 2015.  In exchange, Medtronic will make a one-time payment to Bovie of $750,000.  Terms also include a provision for a possible OEM contract manufacturing relationship between Bovie and Salient.  The Company already has a longstanding OEM contract manufacturing agreement with Medtronic for advanced electrosurgical generators.

Commenting on the settlement, Andrew Makrides president and CEO of Bovie stated “After carefully weighing the considerable costs of continued litigation and the inherent uncertainty in this type of action, management concluded that this settlement was in the best interest of the Company and its shareholders. With this issue behind us, we can focus increased resources and efforts on our J-Plasma™ technology and other new products.”

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the Company’s ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the Company and the statements contained in this news release can be found in the Company’s filings with the Securities and Exchange Commission.  For forward-looking statements in this new release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

For further information about the Company’s current and new products, please refer to the Investor Relations section of Bovie’s website www.boviemedical.com.